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                           [BLANK ROME LLP LETTERHEAD]

                                                                     EXHIBIT 8.3


                                  July 17, 2003

First Colonial Group, Inc.
76 South Main Street
Nazareth, Pennsylvania 18064

            Re:  Plan of Merger

Gentlemen:

     You have requested our opinion regarding the material Federal income tax consequences of the merger of (i) First Colonial Group, Inc. ("FCG") with and into KNBT Bancorp, Inc. ("KNBT") (hereinafter the "Merger") pursuant to an Agreement and Plan of Merger (the "Plan of Merger") dated March 5, 2003 by and among (i) FCG; (ii) KNBT; (iii) Nazareth National Bank and Trust Company, and
(iv) Keystone Savings Bank.

     In connection with our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Plan of Merger, the Prospectus filed as a part of KNBT's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 6, 2003 (the "Prospectus") and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and factual representations of officers and other representatives of FCG and KNBT and others.

     Our opinion is based upon our understanding of the facts of and incident to the transaction, as are set forth in the Plan of Merger and the Prospectus, and upon the condition that those facts are true, correct and complete. Further, our opinion is issued in reliance upon the Officer's Certificates of FCG and KNBT relating to the truth, correctness and completeness of the facts described in the certificates. All capitalized terms in this opinion, unless otherwise specified, have the meanings assigned thereto in the Plan of Merger.

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                           [BLANK ROME LLP LETTERHEAD]

First Colonial Group, Inc.
July 17, 2003
Page 2

    In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations and the pertinent judicial authorities and interpretive rulings of the Internal Revenue Service (the "Service"). Based solely upon the foregoing and provided that the Merger and the other transactions contemplated by the Plan of Merger and Prospectus are consummated in the manner described in those documents, we are of the opinion that under present law, for Federal income tax purposes:

     1. The merger of FCG with and into KNBT will constitute a reorganization within the meaning of section 368(a)of the Code. KNBT and FCG each will be a party to the reorganization within the meaning of section 368(b).

     2. Except as discussed below with respect to cash received in lieu of fractional shares, no gain or loss will be recognized by FCG stockholders upon the exchange of FCG stock for shares of KNBT Common Stock pursuant to the Merger.

     3. The aggregate tax basis of the KNBT Common Stock received by the stockholders of FCG (including fractional shares) pursuant to the Merger will be same as the aggregate tax basis of the FCG stock surrendered in exchange.

     4. The holding period of the KNBT Common Stock received by a FCG stockholder will include the period during which the FCG stock surrendered in exchange therefor was held by such FCG stockholder.

     5. Cash received by stockholders of FCG in lieu of fractional shares of KNBT will be treated as a distribution in redemption of their fractional share interests subject to the provisions and limitations of section 302. FCG stockholders receiving such cash will generally recognize capital gain or loss upon such payment, equal to the difference, if any, between such First Colonial stockholder's tax basis in the fractional share and the amount of cash received, provided that the FCG stock surrendered was a capital asset in the hands of such FCG stockholder on the date of the exchange

     This letter expresses our views only as to the specific issues addressed above. No opinion is expressed concerning the Federal income tax treatment of the transaction under any provision of the Code not specifically referenced herein. No opinion is expressed with respect to state and local taxes, Federal or state securities law, or any other Federal, state or local law not expressly referenced herein.

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                           [BLANK ROME LLP LETTERHEAD]

First Colonial Group, Inc.
July 17, 2003
Page 3

     Our opinion sets forth our legal judgment and is not binding on the Service or any other person. Therefore, there can be no assurance that the conclusions set forth herein would be sustained by a court if challenged.

     Further, the opinion set forth represents our conclusions based upon the documents reviewed by us and the facts presented to us. Any material amendments to such documents or changes in any significant fact could affect the opinion expressed herein.

     We are pleased to offer this opinion based upon the Federal income tax laws as of this date. No assurances can be provided as to future changes in or administrative or judicial interpretations of these laws.

     This letter is solely for the information and use of you and the shareholders of FCG in connection with the transaction referenced herein. It may not be reproduced, quoted in whole or in part, referred to in any other context or filed with any governmental agency without the prior written consent of this firm, provided however that we do hereby expressly consent to reference to it in the Prospectus and its inclusion as an exhibit to the Prospectus.



                               Very truly yours,


                               /s/ Blank Rome LLP

                                 BLANK ROME LLP